Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-129884, 333-134280, 333-142701, 333-160496, 333-167925, 333-185433 and 333-199304) and Forms S-3 (File Nos. 333-134279, 333-141014, 333-161453, 333-162160, 333-163517, 333-166444, 333-174292, 333-177793 and 333-201826) of ZIOPHARM Oncology, Inc. of our report dated February 26, 2015 relating to our audit of the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K of ZIOPHARM Oncology, Inc. for the year ended December 31, 2014.

/s/McGladrey LLP

Boston, Massachusetts

February 26, 2015